EXHIBIT 99.1
FOR IMMEDIATE RELEASE
CONTACT:
Christopher J. Davis
Executive Vice President and Chief Administrative and Financial Officer
610.293.0600
SETTLEMENT OF SAFEGUARD SCIENTIFICS
SECURITIES LITIGATION APPROVED
WAYNE, PA, April 19, 2006 — Safeguard Scientifics, Inc. (NYSE: SFE) announced that the federal District Court for the Eastern District of Pennsylvania has approved the terms of a final settlement of litigation brought against Safeguard Scientifics and its former Chairman, Warren V. “Pete” Musser, by individual plaintiffs who had alleged violations of the federal securities laws by Safeguard and Mr. Musser. Pursuant to the settlement, these plaintiffs have individually released and dismissed with prejudice claims and actions they may have had against Safeguard and Mr. Musser, and neither Safeguard nor Mr. Musser have admitted any wrongdoing. The settlement is not a class action settlement and provides no payment to shareholders other than these plaintiffs. The full text of the Court-approved Notice of the settlement is attached to this release.
Steven J. Feder, Senior Vice President and General Counsel of Safeguard, said “We are very pleased with this settlement as it is time to put these disputes in the past. After several years of litigation and favorable rulings from the District Court, we concluded that a settlement of these claims at this time is in Safeguard’s best interests.”
About Safeguard
Safeguard Scientifics, Inc. (NYSE: SFE) builds value in high-growth, revenue-stage information technology and life sciences businesses. We provide growth capital as well as a range of strategic, operational and management resources to our partner companies. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information about Safeguard and its strategy, visit www.safeguard.com.
Forward-Looking and Cautionary Statements
Except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. These forward-looking statements that could cause actual results to differ materially, include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, labor disputes, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company’s filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. In addition, as a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this press release.
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NOTICE OF SETTLEMENT OF LITIGATION
TO ALL PERSONS WHO PURCHASED THE COMMON STOCK OF SAFEGUARD SCIENTIFICS, INC. BETWEEN DECEMBER 1, 1999 AND DECEMBER 5, 2000
Safeguard Scientifics, Inc. (“Safeguard”), Warren V. “Pete” Musser (“Musser”) and 12 individuals who sued Safeguard and Musser or sought to intervene in the actions described below (“Plaintiffs”) hereby announce a final settlement (the “Settlement”) of all claims asserted, or which could have been asserted, by: (1) the named plaintiffs in In re Safeguard Scientifics Securities Litigation, Civil Action No. 01-3208 (E.D.Pa.); (2) the named plaintiffs in Mandell et al. v. Safeguard Scientifics, Inc. et al., Civil Action No. 04-3286 (E.D. Pa.); and (3) the individuals who unsuccessfully moved to intervene in the In re Safeguard Scientifics Securities Litigation case (collectively, the “Plaintiffs”). Among other things, the Plaintiffs had alleged that, during the period of December 1, 1999 through December 5, 2000, Safeguard failed to timely disclose certain information regarding allegedly manipulative margin trading by Safeguard’s former chief executive officer, Musser, and a loan and guarantee extended by Safeguard to Musser. On August 23, 2003, the United States District Court for the Eastern District of Pennsylvania (the “Court”) denied the Plaintiffs’ motion for class certification in the In re Safeguard Scientifics Securities Litigation case. On November 23, 2004, the Court granted summary judgment in favor of Safeguard and Musser with respect to all claims asserted in that case and dismissed that action in its entirety. An appeal from the Court’s rulings in that action has been stayed pending the completion of mediation proceedings under the auspices of the Mediation Program of the United States Court of Appeals for the Third Circuit which led to this Settlement.
As a result of the Settlement, Plaintiffs, on their own personal behalf, will release and dismiss with prejudice claims and actions they may have against Safeguard and Musser, including the appeal.
This is not a class action settlement. Therefore, the only Safeguard stock purchasers who are bound by it and will participate in the Settlement are the Plaintiffs. No other Safeguard stock purchaser will receive any payment as part of the Settlement. The Settlement does not bar any claim by any other shareholder. The terms of the Settlement have been approved by the Court.
Once the In re Safeguard Scientifics Securities Litigation and Mandell cases are dismissed pursuant to the Settlement, there will be no case pending to prevent the running and expiration of the statute of limitations with respect to the claims in the actions being dismissed in the Settlement. These actions will be dismissed as of June 27, 2006.
For further information with respect to the litigation and the contentions of the parties, including claims previously asserted on a class basis, you may consult the Court file which is available for your inspection at the United States Courthouse, 601 Market Street, Philadelphia, Pennsylvania 19106.
FURTHER INFORMATION
Further information can be obtained by writing Safeguard Scientifics Securities Litigation, P.O. Box 58967, Philadelphia, PA 19102-8967.
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